UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 17, 2016

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 17, 2016, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years; and

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 24, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 8, 2016, you were provided with a Notice of Internet Availability of Proxy Materials ("Notice") and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 8,  2016

LEE ENTERPRISES, INCORPORATED
 2016 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

GENERAL INFORMATION

References to "we", "our", "us" and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company"). References to "2015", "2014", "2013" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

Why Am I Receiving These Materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 17, 2016, at 9:00 a.m. CST. These materials were first sent or made available to stockholders on January 8, 2016. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the "Proxy Statement"). The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924.

What Is Included In These Materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•
If you have elected mail delivery, our Annual Report on Form 10-K for the year ended September 27, 2015 (the "Annual Report"), as filed with the Securities and Exchange Commission (the "SEC") on December 11, 2015.

What Matters Will Be Voted On At The Annual Meeting?

We are aware of two matters that stockholders may vote on at the Annual Meeting. The following items are each listed on our proxy card:

•	The election to our Board of Directors ("Board") of three nominees named in the Proxy Statement (Proposal 1); and

•	The ratification of our Board's selection of KPMG LLP as our independent registered public accounting firm (Proposal 2).

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What Are The Board's Voting Recommendations?

The Board recommends that you vote your shares:

•	"FOR" each of the nominees to the Board (Proposal 1); and

•	"FOR" ratification of the selection of KPMG LLP as our independent registered accounting firm (Proposal 2).

Why Did I Receive A One-Page Notice In The Mail Regarding The Internet Availability Of Proxy Materials Instead Of A Full Set Of Proxy Materials?

In accordance with rules adopted by the SEC, we have provided Internet access to this Proxy Statement and our Annual Report. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions to inform us how to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

How May I Obtain An Additional Printed Copy Of The Proxy Materials?

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our offices at the following:

Lee Enterprises, Incorporated
Attn: Investor Relations
201 N. Harrison Street, Suite 600
Davenport, IA 52801-1924
(563) 383-2100

Stockholders who hold shares in "street name" (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information.

How Can I Obtain Electronic Access To The Proxy Materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available at www.ezodproxy.com/leeenterprises/2016. This website address is included for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

Who May Vote At The Annual Meeting?

Each share of our Common Stock has one vote on each proposal. Only stockholders of record at the close of business on December 24, 2015 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2015, there were 54,649,374 shares of Common Stock outstanding.

How Can I Convert Former Class B Common Stock Into Common Stock?

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact our transfer agent, Wells Fargo Shareowner Services ("Wells Fargo") at 1-800-468-9716 to have the shares converted to Common Stock.

What Is The Difference Between A Stockholder Of Record And A Beneficial Owner Of Shares Held In Street Name?

Stockholder of Record. If your shares are registered directly in your name with Wells Fargo, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the "beneficial owner" of shares held in "street name," and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I Am A Stockholder Of Record Of Company Shares, How Do I Vote?

If you are a stockholder of record of Company shares, there are four ways to vote:

•
In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date;

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice (at www.proxypush.com/lee);

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card (1-866-883-3382); or

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it.

If I Am A Beneficial Owner Of Company Shares Held In Street Name, How Do I Vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares; or

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

Beneficial owners of shares held in street name cannot vote in person at the Annual Meeting.

What Is The Quorum Requirement For The Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.

How Are Proxies Voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted by the designated proxy holders and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What Happens If I Do Not Give Specific Voting Instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters, as defined by the applicable rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which Ballot Measures Are Considered “Routine” Or “Non-Routine”?

The election of directors (Proposal 1) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal 1.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2016 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

What Is The Voting Requirement To Approve Each Of The Proposals?

With respect to the election of directors (Proposal 1), the affirmative vote of the holders of a PLURALITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to elect directors. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of the nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth in Proposal 1 below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board to conclude that each is well qualified to serve as a member of our Board.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to ratify the selection of KPMG (Proposal 2). If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2016. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

How Are Broker Non-Votes And Abstentions Treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. With respect to the election of directors (Proposal 1), under plurality voting, broker non-votes and abstentions would have no effect on determining the nominees elected. However, under majority voting (Proposal 2), abstentions have the same effect as a vote AGAINST such matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In order to minimize the number of broker non-votes, we encourage you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

May I Change My Vote After I Have Voted?

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 16, 2016. A stockholder of record may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

Is My Vote Confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where Can I Find The Voting Results Of The Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who Is Paying The Costs Of Proxy Solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that is estimated will not exceed $7,000, plus expenses.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile.

How Can I Attend The Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924 on February 17, 2016, at 9:00 a.m. CST.

What Is The Deadline To Propose Actions For Consideration, Or To Nominate Individuals To Serve As Directors, At The 2017 Annual Meeting Of Stockholders?

Proposals of stockholders in accordance with SEC rules to be presented at the 2017 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting by September 10, 2016.

Stockholders who want to bring business before the 2017 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our Amended and Restated By-Laws ("By-Laws") dealing with stockholder proposals. The notice must be delivered to, or mailed and received at the address of the Company shown on the cover of this Proxy Statement, by September 10, 2016. The requirements for such notice are set forth in our By-Laws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 7, 2013. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2019. On December 17, 2015, the Company announced that immediately following the Annual Meeting, Mary E. Junck will be elected the Company’s Executive Chairman and Kevin D. Mowbray will be elected President and Chief Executive Officer. Ms. Junck currently is the Company’s Chairman, President and Chief Executive Officer, and Mr. Mowbray currently is the Company’s Executive Vice President and Chief Operating Officer.

Nominees for Election as Directors with Terms Expiring in 2019

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board and has been nominated by the full Board for election as a director at the Annual Meeting. Herbert W. Moloney, III is independent, as defined in the listing standards of the NYSE. The current terms of directors Junck and Moloney expire February 17, 2016.

Mary E. Junck, 68, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and chairman of the board of directors of The Associated Press. Ms. Junck leads our senior executive team and provides the Board with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance. As Executive Chairman, Ms. Junck will serve as an advisor and mentor to the Chief Executive Officer and will continue to provide overall leadership for the Board. Her key areas of focus will include strategic direction, financial matters and growth initiatives.

Ms. Junck is Chairman of the Executive Committee.

Herbert W. Moloney III, 64, Director since 2001

From December 2006 through July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board with more than 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the Executive Compensation Committee and a member of the Audit Committee and the Executive Committee. Mr. Moloney has been designated as our Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Kevin D. Mowbray, 54

Mr. Mowbray was elected the Company’s Executive Vice President and Chief Operating Officer in April 2015, having served as Vice President and Chief Operating Officer since 2013. He previously was publisher of the Company’s largest newspaper, the St. Louis Post-Dispatch since 2006. Mr. Mowbray provides the Board with nearly 30 years of executive and management experience in the publishing industry and invaluable knowledge about the Company, having begun his career with the Company in 1986. As President and Chief Executive Officer, Mr. Mowbray will have direct responsibility for all aspects of the Company’s operations, including more than 50 divisions in 22 states and the corporate staff with special emphasis on revenue growth and business transformation.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2017

Richard R. Cole, 73, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board over 40 years experience in the profession of journalism and journalism-mass communications education.

Dr. Cole is chairman of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 64, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover Card, and led all marketing and merchant sales. Ms. Donovan provides the Board with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 63, Director since 2008

Mr. Elmore is an attorney. Mr. Elmore is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore served as a board member of iHoops, the official youth basketball initiative of the NCAA and the NBA, from its inception in April 2009, and from May 2010 as its Chief Executive Officer, until October 2011. Prior to joining iHoops, Mr. Elmore was a partner with the law firm of Dreier LLP from September 2008 until December 2008, and senior counsel with the law firm of Dewey & LeBoeuf from 2004 to 2008. Mr. Elmore served as a trustee of the University of Maryland, and is a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2018

Brent Magid, 50, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board with experience and insight into key marketing and advertising trends and related media industry strategies. Also, Mr. Magid provides his financial experience, including strong oversight of financial and disclosure responsibilities, procedures and controls, which qualify him to serve as Chairman of our Audit Committee and as its designated financial expert.

Mr. Magid is a member of the Audit Committee and the Executive Compensation Committee.

William E. Mayer, 75, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Capital Investment Corporation, a closed-end management investment company, Premier Inc., a public company in healthcare improvement with an alliance of hospitals and other providers, DynaVox Inc., a public company that develops products for those with speech, language or learning disabilities, and a member of the Board of Trustees of the Columbia Group of Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 17 public companies, and as chairman of the boards of trustees of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is a member of the Executive Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee.

Gregory P. Schermer, 61, Director since 1999

Mr. Schermer is Vice President-Strategy of the Company. From 1989 to July 2006, Mr. Schermer also served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer leads the development of our digital media strategies and platforms and represents the Company in several industry digital media initiatives, including The Local Media Consortium (the "Consortium"), a group of 62 companies that represent more than 1,600 local newspapers and hundreds of local broadcast outlets in the United States helping local advertisers to reach digital audiences. Mr. Schermer serves as a member of the Consortium's executive committee. Mr. Schermer provides the Board with insight and operational perspective on the Company's digital media strategies.

INCUMBENT DIRECTORS RETIRING IN 2016

Andrew E. Newman, 70, Director since 1991

Mr. Newman is Chairman of Hackett Security, Inc., a security systems company with operations in several states; a private investor; and a trustee of Washington University, St. Louis. Mr. Newman has been a founder, principal and/or chief executive officer of several retail and restaurant companies and a group of business publications. Mr. Newman's business, executive and financial experience provide the Board with strong oversight of its financial and disclosure responsibilities, procedures and controls, and qualify him to serve as Chairman of our Audit Committee and as its designated financial expert. During 2015, Mr. Newman was also a member of the Executive Compensation Committee.

Mark B. Vittert, 66, Director since 1986

Mr. Vittert has been a private investor for more than 20 years. Over the past 40 years, Mr. Vittert has been a founder, developer of, or investor in several companies involved in market research and youth marketing, publishing, sporting goods and the food and beverage industries. Mr. Vittert was a founder of Business Journals Publishing Corp., with publications in major metropolitan markets including Indianapolis, St. Louis, Pittsburgh, Philadelphia, Baltimore and Cincinnati. Since the sale of the business, he continues to be an investor in several publications. Mr. Vittert has also served on the boards of directors of several public companies, and provides the Board with insight and experience in corporate governance, risk management and the publishing industry.

During 2015 Mr. Vittert was a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP ("KPMG") to serve as the independent registered public accounting firm to audit our financial statements for 2016. KPMG also served as our independent registered public accounting firm in 2015. Our By-laws do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board met four times in 2015. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served in 2015. All of the incumbent directors attended our February 18, 2015 Annual Meeting of Stockholders except Mr. Newman. All directors are expected to attend each meeting of our Board and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board has four standing committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee ("ECC") and the Nominating and Corporate Governance Committee ("NCGC"). With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on "About" and then "Governance".

The members of the committees are shown in the table below:

	Audit Committee	Executive Committee	ECC	NCGC
	(1)		(1)	(1)
Richard R. Cole	—	—	—	Chairman
Nancy S. Donovan	Member	—	—	—
Leonard J. Elmore	Member	—	—	—
Mary E. Junck	—	Chairman	—	—
Brent Magid(2)	Member	—	Member	—
William E. Mayer	—	Member	Member	Member
Herbert W. Moloney III(3)	Member	Member	Chairman	—
Andrew E. Newman	Chairman	—	Member	—
Mark B. Vittert	—	—	Member	Member

(1) The Committee is composed of "independent" non-employee directors. See discussion of "Director Independence" below.
(2) Effective February 17, 2016, Mr. Magid will become Chairman of the Audit Committee, replacing Mr. Newman, who is retiring.
(3) Effective February 17, 2016, Mr. Moloney will become a member of the NCGC, rather than the Audit Committee, replacing Mr. Vittert, who is retiring.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board believes that having a separate Executive Chairman and Chief Executive Officer (the "CEO"), together with an independent Lead Director, will provide the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board at its annual meeting. Herbert W. Moloney III, a director since 2001, currently serves as our Lead Director.

The role of Mr. Moloney, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Executive Chairman is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the Executive Chairman;

•	Serve as a liaison between the Executive Chairman and the non-management directors;

•	In consultation with the Executive Chairman, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that directors Cole, Donovan, Elmore, Magid, Mayer, Moloney, Newman, and Vittert qualify as "independent" directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. Directors Junck and Schermer and nominee Mowbray do not qualify as independent directors because they are employees of the Company.

Audit Committee

The Audit Committee met six times in 2015. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile, including, without limitation, cyber risks; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Committee

The Executive Committee met once in 2015. The Executive Committee may exercise the authority of the Board between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law or resolution of the Board.

Executive Compensation Committee

The ECC met five times in 2015. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our Amended and Restated 1990 Long-Term Incentive Plan (effective October 1, 1999, as amended effective December 7, 2015) ("LTIP"), our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our Executive Chairman, CEO and other NEOs under our Incentive Compensation Program and to measure their related performance thereunder. In addition, the ECC recommends to the Board significant employee benefit programs and bonus or other benefit plans affecting executives other than NEOs. The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating And Corporate Governance Committee

The NCGC met three times in 2015. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other valuable character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board or our executives. The NCGC then meets to consider and approve the final nominees, and makes its recommendations to the Board to fill a vacancy, add an additional member or recommend a slate of nominees to the Board for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Richard R. Cole, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Securities Exchange Act of 1934 ("Exchange Act"). To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2017 annual meeting, stockholders must submit the required information to Dr. Cole by September 10, 2016.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board. The corporate governance information can be found at www.lee.net by clicking on "About" and then "Governance".

We also post on our website our Annual Report, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on "Investors". We will also furnish, upon written request and without charge, a printed copy of the Annual Report to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board has adopted clear corporate governance policies;

•	A majority of the Board is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our Executive Chairman regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board, the non-management directors as a group, or the Lead Director by writing to Herbert W. Moloney III, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

 COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see "Peer Group Information" under "Executive Compensation" below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxy statements on annual retainers and compensation for attendance at board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board for its approval.

In 2015, we paid all non-employee directors a $50,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting and $1,000 for each Board or committee telephonic meeting attended. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under our Amended and Restated 1996 Stock Plan for Non-Employee Directors ("Stock Plan"), in 2015, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. No non-employee director received compensation for consultative services in 2015.

The following table summarizes 2015 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
		(1)	(2)
Richard R. Cole	70,000	30,400	5,000	105,400
Nancy S. Donovan	67,000	30,400	5,000	102,400
Leonard J. Elmore	63,000	30,400	5,000	98,400
Brent Magid	75,000	30,400	3,000	108,400
William E. Mayer	83,167	30,400	5,000	118,567
Herbert W. Moloney III	97,667	30,400	—	128,067
Andrew E. Newman	80,000	30,400	5,000	115,400
Mark B. Vittert	74,000	30,400	5,000	109,400

(1)	All stock awards are fully vested on the grant date of June 1, 2015, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(2)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

The Board has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receives any compensation for serving as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2015, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Beneficial Owner	Shares of Common Stock	Percent of Class

Franklin Mutual Advisors, LLC (1)	5,776,569	10.6
Wingspan Investment Management, L.P. (2)	4,980,156	9.1
Silver Point Capital, L.P. (3)	3,375,000	6.2
Mudrick Capital Management, L.P. (4)	2,970,000	5.4

(1)
Information is based solely on a report on Form 13(g), filed with the SEC on August 10, 2015. Includes 1,110,000 shares of Common Stock that are issuable upon exercise of a warrant issued in connection with our refinancing in 2014 (the "Warrants"). The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022.

(2)
Information is based solely on a report on Form 13(g), filed with the SEC on February 17, 2015. Includes 540,000 shares of Common Stock that are issuable upon exercise of Warrants. The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022.

(3)
Information is based solely on a report on Form 13(g), filed with the SEC on February 17, 2015 by Silver Point Capital L.P. ("Silver Point"). Silver Point reported shared voting authority with respect to all of the reported shares.

(4)
Information is based solely on a report on Form 13(g) filed with the SEC on October 9, 2015. Represents 2,970,000 shares of Common Stock that are issuable upon exercise of Warrants. The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2015 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock	Percent of Class

Richard R. Cole	66,000	*
Nancy S. Donovan	97,603	*
Leonard J. Elmore	65,693	*
James A. Green	74,750	*
Mary E. Junck (1)	1,302,672	2.3%
Brent Magid	60,200	*
William E. Mayer	181,979	*
Ronald A. Mayo	43,445	*
Kevin D. Mowbray (1)	266,238	*
Herbert W. Moloney III	83,000	*
Andrew E. Newman	76,000	*
Gregory P. Schermer (1) (2)	1,226,935	2.2%
Carl G. Schmidt (1)	163,163	*
Paul M. Farrell	54,106	*
Mark B. Vittert	76,000	*
All executive officers and directors as a group (16 persons) (1) (2)	4,098,717	7.3%

*	Less than one percent of the class.

(1)
The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Green - 30,750; Ms. Junck - 165,000; Mr. Mowbray - 135,800; Mr. Schermer - 52,600; and all executive officers and directors as a group - 564,365.

(2)
The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority.

(3)	None of the shares shown in the table as beneficially owned by directors and executive officers is hedged or pledged as security for any obligation.

Equity Compensation Plan Information

Information as of September 27, 2015 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars) (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in column A)
	(1)		(2) (3)
Equity compensation plans approved by stockholders	1,871,055	2.71	4,014,011

(1)	LTIP.

(2)
Includes the number of securities remaining available for future issuance under our LTIP, our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan amended on November 16, 2005 ("SPP"). The ESPP and SPP have not been active since 2008.

(3)
Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 27, 2015" and "Option Exercises and Stock Vested".

EXECUTIVE COMPENSATION

References to "we," "our" or "us" under "Executive Compensation" refer to the ECC.

Compensation Discussion And Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program.

2015 Corporate Performance Assessment

In 2015, the Company grew subscription revenue and continued to accelerate digital revenue growth, control costs and significantly reduce debt. Significant results for the year include the following:

•	Total digital revenue reached almost $117 million in 2015, an increase of 27.8%;

•	Digital advertising revenue totaled $82 million in 2015, an increase of 6.9%;

•	The Company completed the roll-out of its full access subscription initiative, helping increase subscription revenue 3.6% on a comparable basis in 2015;

•
Through careful cost controls and business transformation initiatives, the Company reduced reported cash costs(1) approximately 3.1%, excluding a reclassification impacting both revenue and cash costs;

•	The Company achieved its seventh consecutive year of stable Adjusted EBITDA(1) totaling $163 million in 2015;

•	Debt was reduced $79 million in 2015 and totaled $726 million at the end of 2015.

(1)
A non-GAAP (Generally Accepted Accounting Principles) financial measure for which the definition thereof and reference to the reconciliation to the relevant GAAP measure is included on pages 39-42 of our 2015 Annual Report on Form 10-K.

Elements Of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short-term success in our industry. Compensation for the NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our annual cash incentive compensation programs;

•	Long-term incentives in the form of stock options or restricted Common Stock awards that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive programs place a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted, are inherently performance-based because an option only has value if the stock price rises after the option is granted. In some instances, we also make restricted Common Stock awards conditioned on the achievement of one or more specified performance goals.

 The Named Executive Officers

SEC regulations require us to include the Company's CEO, Mary E. Junck, its chief financial officer, Ronald A. Mayo, and its three other most highly compensated executive officers as NEOs. Due to his retirement during 2015, former chief financial officer, Carl G. Schmidt, is also considered an NEO.

Objectives Of Our Compensation Program

We intend for the Company to be an employer of choice, both in our industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward our executives for their contributions to the Company's success;

•	Create an ownership mentality in our executives;

•	Focus our executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage our top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also benchmark the compensation of the Executive Chairman, CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers.  We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision-making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative position in the media sector, its relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities.

These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	The McClatchy Company;

•	Meredith Corp.;

•	New Media Investment Group Inc.;

•	The New York Times Company;

•	Sinclair Broadcast Group Inc.; and

•	Tribune Publishing Company.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc.

We use outside compensation consultants from time to time to advise us on specific issues. We did engage Mercer LLC in 2015 to provide us with selected data and analysis in connection with modifications to our change of control employment agreements and related LTIP vesting provisions, discussed more fully below. Mercer LLC performed services solely on our behalf and did not perform other services for the Company. In selecting Mercer LLC, we determined the firm to be independent under applicable SEC standards.

How We Determine The Amount Of Compensation

The Company's By-Laws provide that the Board has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by the stockholders gives us the sole authority to establish equity awards for executive officers.

The Executive Chairman, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the Executive Chairman and CEO and we determine it. We determine Executive Chairman and CEO compensation without management input, other than the analysis of Executive Chairman and CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

Say-On-Pay Proposals

In 2011, our stockholders recommended, in a non-binding vote, that stockholder advisory votes on the Company's compensation of its executive officers (a "say-on-pay vote") be held every three years. 80.3% of votes cast were voted in favor of a three year frequency for such votes.

In 2014, the stockholders recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein. 96.9% of votes cast were voted in favor of the proposal.

We also considered the results of the most recent say-on-pay vote in determining 2015 compensation and given the level of support, the ECC made no material changes to NEO compensation in 2015. The next scheduled say-on-pay vote related to executive compensation matters is expected to be at the 2017 annual meeting.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90 and 110% of competitive levels of base salary and annual incentives.

Annual Cash Incentive Plan For Named Executive Officers Other Than The CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

The 2015 incentive plan for NEOs other than the CEO was based primarily upon achievement of Adjusted Operating Cash Flow (as defined below, "Adjusted OCF") and, potentially, Total Revenue of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan ("Budget"). The Budget is approved annually by the Board. We have limited the NEOs' performance measures to Adjusted OCF and Total Revenue in order to focus on improvements in cash flow and the related debt reduction to enhance stockholder value. Achievement of the minimum level of performance also required that cash cost reduction goals be achieved. In 2015, we added exceeding Total Revenue Budget in addition to exceeding Adjusted OCF Budget as an additional incentive.

Based on the Company's performance, in 2015, a participant was eligible to earn from 0% up to 125% of the financial bonus target, which equates to 0% to 50% of the base salary for Mr. Mowbray, Mr. Schmidt and Mr. Mayo and 0% to 25% of the base salary of the other NEOs. A decline in Adjusted OCF from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF and Total Revenue targets in the Budget would result in payment of 125% of the financial target. A tiered grid was used to determine results between the minimum and maximum.

Financial Performance

Adjusted Operating Cash Flow is defined as total operating income, adjusted to exclude equity in earnings of associated companies, depreciation, amortization, gain/loss on sales of assets, impairment charges, workforce adjustments and results of acquisitions and divestitures consummated in the period(s) being compared, and to include operating cash flow of associated companies. Total Revenue is the GAAP measure.

Adjusted OCF is a non-GAAP financial measure. See Appendix A for a reconciliation of Adjusted OCF to the related GAAP measure.

Annual Cash Incentive Plan For The CEO

Based on the Company's performance, in 2015 Ms. Junck was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 100% of her base salary. A decline in Adjusted OCF from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum. For 2015, the Company achieved Adjusted OCF of 97.9% of the target, which resulted in an earned cash bonus of 75% of the target, or $675,000 for Ms. Junck.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the Executive Chairman's recommendation of discretionary bonuses to the NEOs (excluding the Executive Chairman and CEO), and approve discretionary bonus awards to the Executive Chairman and CEO, based on exceptional performance.

2015 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Total

Mary E. Junck
Award	675,000	—	675,000
Target	900,000
Ronald A. Mayo(1)
Award	74,220	—	74,220
Target	98,959
Carl G. Schmidt(1)
Award	152,630	—	152,630
Target	203,500
Kevin D. Mowbray
Award	203,250	—	203,250
Target	271,000
Paul M. Farrell
Award	62,340	—	62,340
Target	83,125
James A. Green
Award	58,300	18,094	76,394
Target	80,417

(1)	The target award is pro-rated for the partial year of employment with the Company.

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the Executive Chairman and CEO historically range from 10% to 100%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the Executive Chairman and CEO are recommended based on performance as evaluated by the Executive Chairman and CEO and approved by the ECC. The Executive Chairman's recommendation for each NEO is based on her assessment of the NEO's contribution to the financial performance of the Company in future years. Executive Chairman and CEO grants are or will be determined as described below. Restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest, unless otherwise approved by the ECC. In 2015, the ECC allowed for Mr. Schmidt's 2015 stock award to fully vest after his retirement from the Company.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or "reload", options in the amount of the number of shares delivered are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

In 2015, restricted stock awards were made to NEOs under the LTIP. See “Grants of Plan-Based Awards” below.

1990 Long-Term Incentive Plan Awards For The CEO

Grants of restricted Common Stock to the Executive Chairman have historically been made under the Company's Incentive Compensation Program. Under the Program, we establish a target award of restricted Common Stock at the beginning of each year, the receipt of which is subject to adjustment based on the CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we have used is Adjusted OCF in relation to Budget. We then determine the dollar value of the target award by considering the CEO's total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies, and our Company's priority objectives.

In 2015, an incentive-based restricted stock award was made to the CEO under the Incentive Compensation Program. See "Grants of Plan-Based Awards” below.

For 2015, a decline in Adjusted OCF from the Budget of more than 10% would have resulted in no restricted Common Stock being granted. A decrease in Adjusted OCF of less than 5% from the Budget would result in a grant equal to 100% of the target award. A tiered grid was used to determine results between the minimum and maximum. For 2015, the target award was achieved.

We have reserved the right to modify the amount of grants from year to year based on our evaluation of the Executive Chairman's and CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

Valuation Of Equity Awards

The accounting value of equity awards is charged to expense over the vesting period of the equity award. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2015 Grants	Accounting Charge Recorded in 2015 for 2015 Grants	Accounting Charge Recorded in 2015 for 2014, 2013 and 2012 Grants	Accounting Charge to be Recorded in 2016-2018 for 2015 Grants

Mary E. Junck	726,000	194,976	417,124	531,024
Ronald A. Mayo	142,500	19,874	—	122,626
Carl G. Schmidt	177,025	177,025	135,536	—
Kevin D. Mowbray	177,025	47,282	65,773	129,743
Paul M. Farrell	80,300	21,447	30,709	58,853
James A. Green	80,300	21,447	36,199	58,853

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees, including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's benefit programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan (the "Plans"), in 2015, the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. The Plans are defined contribution plans. Company and employee contributions are allocated to investment options under the Plans selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest under the Plans after six years of service. Employee contributions are vested immediately. Amounts contributed by the Company credited under the Plans to the accounts of the NEOs are listed in the Summary Compensation Table under "All Other Compensation". The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits described below with a value of $10,000 or more in 2015.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive with access to its systems, digital products and communications during non-business hours.

Membership Dues

NEOs are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs.

Risk Management And Executive Compensation

Our executive compensation program does not provide an incentive for excessive risk-taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board;

•	Stock awards are limited in amount and vest over a three-year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine whether the risks arising from our 2015 compensation policies and practices are likely to have a material impact on the Company.  Our assessment reviewed material elements of executive and non-executive compensation.  We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 27, 2015.

The Executive Compensation Committee

Herbert W. Moloney III, Chairman
Brent Magid
William E. Mayer
Andrew E. Newman
Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2015, 2014 and 2013 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4) (5)
Mary E. Junck	2015	900,000	726,000	—	675,000	11,595	2,312,595
Chairman, President and Chief Executive Officer	2014	900,000	722,000	—	1,150,000	55,705	2,827,705
	2013	882,692	—	—	675,000	17,654	1,575,346

Ronald A. Mayo(6)	2015	197,917	142,500	—	74,220	55,443	470,080
Vice President, Chief Financial Officer and Treasurer	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—

Carl G. Schmidt(7)	2015	407,000	177,025	—	152,630	11,193	747,848
Former Vice President, Chief Financial Officer and Treasurer	2014	532,000	180,500	—	533,000	22,340	1,267,840
	2013	532,000	—	—	185,000	11,310	728,310

Kevin D. Mowbray	2015	542,000	177,025	—	203,250	14,905	937,180
Vice President and Chief Operating Officer	2014	512,500	180,500	—	128,125	13,450	834,575
	2013	441,552	—	—	270,000	92,752	804,304

Paul M. Farrell(8)	2015	332,500	80,300	—	62,340	7,897	483,037
Vice President - Sales and Marketing	2014	321,667	79,420	—	60,375	4,333	465,795
	2013	—	—	—	—	—	—

James Green(9)	2015	323,334	80,300	—	76,394	7,862	487,890
Vice President - Digital	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—

(1)
The NEOs include the principal executive officer, principal financial officer, the former principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 27, 2015.

(2)
Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 27, 2015” below.

(3)	Includes discretionary amounts paid under the annual cash incentive plan.

(4)
Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(5)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered compensation of the NEO.

(6)	Mr. Mayo joined the Company in May 2015 and in June 2015 was appointed the Company's principal financial officer.

(7)	Mr. Schmidt retired from the Company in June 2015 as the Company's principal financial officer.

(8)	Mr. Farrell rejoined the Company in October 2013.

(9)	Mr. Green was not an NEO in 2014 or 2013.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC.

Grants Of Plan-Based Awards

The following table summarizes information related to 2015 grants of equity compensation under the LTIP and the Incentive Compensation Program for the CEO, and under the LTIP for the other NEOs.

(Dollars, Except Share Data)	2015 Grant Date	All Other Stock Awards: Number of Shares of Stock	2015 Grant Date Fair Value of Stock Awards

Mary E. Junck	12/15/2014	200,000	726,000
Ronald A. Mayo	5/1/2015	43,445	142,500
Carl G. Schmidt	12/12/2014	48,500	177,025
Kevin D. Mowbray	12/12/2014	48,500	177,025
Paul M. Farrell	12/12/2014	22,000	80,300
James A. Green	12/12/2014	22,000	80,300

In 2014, grants to the NEOs were reported in timely filings with the SEC. There were no grants to the NEOs in 2013. In December 2015, the ECC made grants to the NEOs, including an incentive-based award to the CEO, that were also reported in timely filings with the SEC.

Outstanding Equity Awards At September 27, 2015

The following table summarizes outstanding equity awards to the NEOs as of September 27, 2015:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
			Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable	Unexercisable
		(1)				(2)
Mary E. Junck
2015 Stock Award					200,000	354,000
2014 Stock Award					200,000	354,000
2011 Options	165,000	—	2.57	9/28/2020
Ronald A. Mayo
2015 Stock Award					43,445	76,898
Carl G. Schmidt
2015 Stock Award					48,500	85,845
2014 Stock Award					50,000	88,500
Kevin D. Mowbray
2015 Stock Award					48,500	85,845
2014 Stock Award					50,000	88,500
2012 Options	80,000	—	1.13	4/30/2022
2011 Options	55,800	—	2.57	9/28/2020
Paul M. Farrell
2015 Stock Award					22,000	38,940
2014 Stock Award					22,000	38,940
James A. Green
2015 Stock Award					22,000	38,940
2014 Stock Award					22,000	38,940
2013 Options	30,750	20,500	1.20	3/1/2023

(1)
Options, which have a term of ten years, vest over a three year period. In the first year, 30% is vested. In the second year, an additional 30% is vested. In the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price of $1.77 on September 25, 2015.

Option Exercises And Stock Vested

The following table summarizes information related to exercise of stock option awards and vesting of restricted Common Stock of the NEOs in 2015:

	Stock Options		Restricted Common Stock
(Dollars)	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mary E. Junck			500,000	1,545,000
Carl G. Schmidt	80,000	101,600

Non-Qualified Deferred Compensation

The following table summarizes information related to 2015 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 27, 2015
	(1)	(2)	(3)		(4)
Mary E. Junck	121,750	6,295	(13,770)	—	1,077,226
Carl G. Schmidt	27,450	5,500	(5,391)	—	231,091
Kevin D. Mowbray	20,256	8,102	45	—	104,579
Paul M. Farrell	6,269	2,507	(832)	—	32,030
James A. Green	5,073	2,029	(526)	—	6,576

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.

(2)	Amounts included in total compensation in the Summary Compensation Table under “All Other Compensation”.

(3)	Earnings are based on the performance of investments selected by the NEO.

(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2015.

For those NEOs continuing to participate in the Non-Qualified Plan in 2015 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change Of Control, Employment And Other Agreements

In 2015, we reviewed and updated our form of employment agreement between the Company and nine senior executive officers, including its NEOs which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. We approved a new form in 2015 that better aligns our agreements with general industry change of control and employment agreements.

A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company. The new agreements supersede agreements originally entered into in 1998 and amended and restated in 2008 and provide substantially lower benefits upon a change of control.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for two years from the date of signature. On each annual anniversary date of the agreements (each a “Renewal Date”), the change of control period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the executive that the change of control period will not be extended.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated as a consequence of such event.

•
The agreements provide that each executive is to remain an employee for a two-year period following a change of control of the Company unless the executive resigns for good reason or is terminated for cause, each as defined in the agreement.

Under the agreements, a termination pursuant to the terms of the change of control agreement triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the two-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive immediately prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the two-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal the following table in a lump sum;

CEO	3x annual base salary and highest recent annual bonus
COO	2x annual base salary and highest recent annual bonus
VP	1x annual base salary and highest recent annual bonus

•
A payment equal to the payment multiple above of the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for the period equal to the multiple of their base salary payable plus certain outplacement services.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office, as described in the agreement.

Excise Tax Cap on Payments

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to cap the overall value of payments if such reduction results in a larger net after-tax payment than would result if such payments were not capped and subject to an excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP was amended to provide that, if a change of control occurs, for early vesting and exercise and issuance or payment will be subject to a "double-trigger" for the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Generally, vesting and payment will not occur if replacement awards equal in value and vesting terms are granted to the affected executive in connection with the change of control, unless the executive is thereafter terminated within the specified protection period.

Potential Payments Upon Termination Or Change Of Control

The following summarizes information as of September 27, 2015 related to estimated potential cash payments upon a change of control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change of Control Severance and Benefits

Mary E. Junck	5,605,000
Ronald A. Mayo	765,000
Kevin D. Mowbray	1,485,000
Paul M. Farrell	484,000
James A. Green	484,000

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Tax Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board has established a written charter for the Audit Committee.

The Audit Committee held six meetings in 2015. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 27, 2015, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T regarding "Communications with Audit Committees". The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding "Independence Discussions with Audit Committees". This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman
Nancy S. Donovan
Leonard J. Elmore
Brent Magid
Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

For 2015 and 2014, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2015	2014

Audit fees	1,200,500	1,043,000
Audit-related fees	5,000	174,000
	1,205,500	1,217,000

Services Provided By KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants ("Policy"). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 25, 2016.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2015.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

MARY E. JUNCK

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

Adjusted Operating Cash Flow of the Company is a non-GAAP (Generally Accepted Accounting Principles) financial measure. No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance.

The table below reconciles 2015 Adjusted Operating Cash Flow to operating income, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Operating income	109,368
Equity in earnings of associated companies	(8,254)
Depreciation and amortization	45,563
Loss on sales of assets, net	106
Workforce adjustments	3,304
TNI Partners (100%)	10,513
Madison Newspapers, Inc. (100%)	18,046
Adjusted operating cash flow	178,646

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
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MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

i	Please detach here	i

1.	To elect three directors for terms of three years:	01	Mary E. Junck	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Herbert W. Moloney III
		03	Kevin D. Mowbray

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

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THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

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PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees,
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authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 17, 2016
9:00 a.m. (CST)

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 17, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.